Exhibit 10.31

July 8, 2016 (Revised)
Sean Sobers

Re:    Employment Offer Letter
Dear Sean:
I am pleased to offer you a position with Quantenna Communications, Inc. (the "Company") as Chief Financial Officer, reporting directly to me. If you decide to join us, you will receive a monthly salary of $20,833.33 (annualized salary of $250,000), which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to receive a quarterly discretionary bonus of up to $17,500 per quarter (up to $70,000 per year) based on job performance, as determined in the sole discretion of the Company (the "Quarterly Bonus"). The Quarterly Bonus is not earned until paid. The Quarterly Bonus is typically paid within two (2) months after the end of each fiscal quarter and no later than March 15th of the calendar year following the calendar year upon which the bonus is based. A goal plan for the discretionary bonus will be defined within the first 30 days of your employment. As an employee, you will also be eligible to receive certain employee benefits as approved by the Company, including eligibility for the Company's 401(k) matching program.
In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company's Board of Directors following your start date that the Company grant you an option to purchase 14,894,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Company's Common Stock on the date of grant, as determined by the Company's Board of Directors. Subject to Board approval, 25% of the shares subject to the option shall vest 12 months after the date your vesting begins and the remaining shares shall vest monthly over the next 36 months, subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company's 2016 Equity Plan and Stock Option Agreement, including restrictions on transfer. In addition, your options shall be subject to acceleration of vesting in certain conditions as set forth below.
Subject to the terms, conditions, and definitions attached hereto as Exhibit A, you should be entitled to the following additional benefits.

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For termination without "Cause" or resignation for "Good Reason," in each case not in connection with a "Change in Control," you shall be entitled to receive: (i) if such termination without "Cause" or resignation for "Good Reason" occurs within the first 12 months following your employment start date, then you shall be entitled to have commenced vesting as to 1/48 of the shares subject to the stock option grant contemplated in this Offer Letter each month from your employment start date (i.e. , without any cliff vesting), (ii) four (4) months acceleration of all remaining unvested and outstanding options to purchase shares of the Company's Common Stock, (iii) a

Quantenna Communications, Inc.
3450 W. Warren Avenue Fremont, CA 94538, USA
Main +1 (510) 743-2260 • Fax +1 (510) 743-2261 • www.quantenna.com lump sum equivalent to four (4) months of your then base salary (prior to any reduction of base salary constituting "Good Reason") plus one-third (1/3rd) of your then annual discretionary bonus, less applicable withholding, and (iv) no other severance or benefits of any kind, unless required by law.

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For termination without "Cause" or resignation for "Good Reason," in each case in connection with a "Change in Control" (covering the period three months prior to and 12 months following a "Change in Control"), you shall be entitled to receive: (i) full acceleration of all unvested and outstanding options to purchase shares of the Company's Common Stock, (ii) a lump-sum payment equal to 100% of your base salary (prior to any reduction of base salary constituting "Good Reason"), (iii) reimbursement by the Company of COBRA premiums necessary to continue group health insurance benefits for you and your eligible dependents for up to 12 months (subject to earlier termination under certain circumstances), and (iv) no other severance or benefits of any kind, unless required by law. The benefits set forth herein in connection with a "Change in Control" shall have an initial term of 5 years, subject to renewal. Notwithstanding the foregoing, within 30 days of the date hereof, it is anticipated that you and the Company shall enter into a separate Change of Control and Severance Agreement with respect to benefits in connection with a Change in Control on substantially similar terms as set forth above and consistent with the terms recently approved by the Board of Directors applicable to the role of the Chief Financial Officer, which Change of Control and Severance Agreement is intended to supersede and replace the terms set forth herein with respect to a Change in Control.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. The Company also reserves the right to modify your job, title, compensation and benefits from time to time as it deems necessary. In addition, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' notice.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you

Quantenna Communications, Inc.
3450 W. Warren Avenue Fremont, CA 94538, USA
Main +1 (510) 743-2260 • Fax +1 (510) 743-2261 • www.quantenna.com represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company's Employee Handbook which will be made available to you.
As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and (iv) the arbitration shall provide for adequate discovery. Please note that we must receive your signed Agreement before your first day of employment.
To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be July 25, 2016 or other mutually agreed upon date. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by me (or the Company's General Counsel) and you. This offer of employment will terminate if it is not accepted, signed and returned by July 14, 2015.

Quantenna Communications, Inc.
3450 W. Warren Avenue Fremont, CA 94538, USA
Main +1 (510) 743-2260 • Fax +1 (510) 743-2261 • www.quantenna.com

We look forward to your favorable reply and to working with you at Quantenna Communications, Inc.

Sincerely,

/s/ Sam Heidari

Sam Heidari
Chief Executive Officer

Agreed to and accepted:

/s/ Sean Sobers
Sean Sobers

Quantenna Communications, Inc.
3450 W. Warren Avenue Fremont, CA 94538, USA
Main +1 (510) 743-2260 • Fax +1 (510) 743-2261 • www.quantenna.com

EXHIBIT A
As severance pay, benefits, acceleration, or other consideration authorized by the offer letter shall be subject to your execution and nonrevocation of a release of claims in a form reasonably satisfactory to the Company (a "Release") that becomes effective and irrevocable by the 60th day following your termination of employment (the "Release Deadline Date"). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to severance payments or vesting acceleration benefits under this letter. In no event will severance payments or vesting acceleration benefits be paid or provided until the Release actually becomes effective and irrevocable.
With respect to severance payments, references to when the Company "terminates your employment" will be deemed to refer to your "separation from service" within the meaning of Section 409A (as defined below). Notwithstanding anything to the contrary in this letter, if you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder at the time of your termination ("Section 409A"), then the severance and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the "Deferred Payments"), otherwise due to you on or within the 6 month period following your separation from service will accrue during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of your termination (such rule, the "Six Month Delay Rule,). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
For purposes of this letter, "Cause" means the occurrence of any of the following: (i) an act of fraud, willful and gross misconduct, or dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) your violation of any federal, state, or securities law or regulation in a manner detrimental to the business of the Company or of any federal, state, or securities law or regulation applicable to the business of the Company, (iv) a material breach of any confidentiality agreement or invention assignment agreement between you and the Company, or (v) your continued failure to substantially perform your employment duties (other than a failure resulting from a disability) after you have received a written demand of non-performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties and you have failed to cure such non-performance to the Company's reasonable satisfaction within 30 days after receiving such notice.

Quantenna Communications, Inc.
3450 W. Warren Avenue Fremont, CA 94538, USA
Main +1 (510) 743-2260 • Fax +1 (510) 743-2261 • www.quantenna.com

For purposes of this letter, "Good Reason" means your resignation within 30 days following the expiration of any Cure Period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction of your authority, duties, position or responsibilities, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) a material reduction in your base salary or target bonus amount (except where there is a reduction applicable to the management team generally); (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than 50 miles from your then present location will not be considered a material change in geographic location. Notwithstanding the foregoing, you shall not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for "Good Reason" within 30 days of the initial existence of the grounds for "Good Reason" and a cure period of seven days following the date the Company receives such notice (the "Cure Period") during which such condition must not have been cured.
For purposes of this letter, "Change in Control" shall have the same meaning as in the Company's 2016 Equity Plan, as may be amended from time to time, provided that a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Quantenna Communications, Inc.
3450 W. Warren Avenue Fremont, CA 94538, USA
Main +1 (510) 743-2260 • Fax +1 (510) 743-2261 • www.quantenna.com